Exhibit 10.53

January 29, 2016

Louis H. Weiss

c/o Vitamin Shoppe, Inc.

300 Harmon Meadow Boulevard

Secaucus, NJ 07082

Re:	Severance and Release Agreement

Dear Louis:

This letter agreement (the “Agreement”) sets forth the terms of the severance and release agreement that Vitamin Shoppe, Inc. (“Parent”) and Vitamin Shoppe Industries Inc. (the “Company”) are offering you in connection with your separation from the employment of the Company.

1. Separation of Employment.

(a) Separation Date. Your employment with the Company, including your service as an officer and/or director of the Company, Parent and any of their respective subsidiaries, will end on January 29, 2016 (the “Separation Date”). During the period through the Separation Date, you will no longer report to the office unless specifically requested by the Company; however, you shall remain available by telephone to assist with any transition as requested by the Company and be in compliance with the Company’s policies and procedures. You will not have any authority to act on the Company’s or Parent’s behalf or otherwise bind the Company or Parent (and you will not take any actions that might give any third person the appearance that you have any such authority).

(b) Accrued Salary and Benefits. The Company will continue to pay you your regular wages and provide your regular employee benefits earned through and including the Separation Date, subject to the eligibility rules of the applicable benefit plan.

2. Separation Benefits. In accordance with the Company’s Executive Severance Pay Policy (“Policy”) and the Employment Agreement and Non-Competition Agreement dated as of January 15, 2007 between you and the Company and Parent (the “Employment Agreement”), if you execute (and do not revoke) this Agreement and comply with the terms of this Agreement and the Policy, and subject to paragraphs 2(f) and 3(e), you will receive the following severance payments and benefits:

(a) Severance Pay. You will receive your current base salary for a period of 52 weeks (the “Severance Period”), as severance, payable in accordance with the Company’s regular payroll practices and subject to applicable withholding. The severance payments will be paid in installments over the Severance Period, commencing on the sixty-fifth (65th) day following your Separation Date (the “Starting Date”), although the Starting Date may be accelerated by no more than thirty (30) days in the sole discretion of the Company. Severance that would have been paid from the Separation Date through the Starting Date will be paid as part of the first payment of severance on the Starting Date.

(b) Bonus. You will be paid your unpaid Annual Cash Bonus for 2015 pursuant to the Company’s Management Incentive Plan, which will be paid within thirty (30) days after the determination thereof, but in no event later than March 15, 2016.

(c) Health Insurance. Should you timely elect to continue coverage pursuant to COBRA, for a period of twelve (12) months or such earlier date as you become eligible for insurance coverage from a subsequent employer (the “Insurance Continuation Period”), the Company agrees, to the extent permitted by applicable law and plans of the Company, to pay the same portion of your COBRA premiums that it had paid immediately prior to the Separation Date. In the event your continued coverage pursuant to COBRA is not possible or permitted, the Company agrees to use commercially reasonable efforts to acquire an individual health insurance policy that provides comparable coverage to that which you had immediately prior to the Separation Date during the Insurance Continuation Period; provided, that the Company is not obligated to pay for any such individual health insurance coverage more than three (3) times the Company’s cost for such group coverage. In addition, the Company agrees to use commercially reasonable efforts to acquire individual life and disability insurance policies that provide comparable coverage to that which you had immediately prior to the Separation Date during the Insurance Continuation Period; provided, that the Company is not obligated to pay for any such individual life and disability insurance coverage more than three (3) times the Company’s cost for such group coverage. You agree to notify the Company in writing in the event that you obtain employment before the end of the Insurance Continuation Period. You will be responsible for paying the full cost of the COBRA premiums and life and disability insurance premiums, and the Company will reimburse you for the amount paid by you in excess of the amount that you would have paid immediately prior to the Separation Date. These reimbursement payments will be treated as a bonus, subject to applicable withholding taxes, and paid on a monthly basis within thirty (30) days following the end of the applicable month; provided that the bonus attributable to the life and disability insurance shall be paid on an after tax basis. In any event, and notwithstanding any provision to the contrary in this paragraph, the Company will have no obligation to reimburse you for COBRA premiums or life and disability insurance premiums beyond the expiration of the Insurance Continuation Period.

(d) Equity. All equity awards that have been granted to you shall continue to vest through the Separation Date. As additional consideration for your execution (without revocation) of this Agreement, that portion of the grants of restricted stock made to you on April 1, 2013, April 1, 2014, August 26, 2014 and November 10, 2014 that would have vested in April 2016 and August 2016 if you remained an employee and solely as a result of the passage of time (not performance-based) will vest as of the Separation Date. All other terms and conditions of the Company’s equity based incentive plans shall remain in full force and effect. For the sake of clarity, except as set forth in the second sentence of this Section 2(d), all unvested awards shall be forfeited on the Separation Date, and any vested options shall remain outstanding and exercisable as specified in the applicable award agreement and/or equity plan.

(e) Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to any additional compensation, severance or benefits (other than benefit amounts due or vested or reimbursable under the Company’s benefits plans to the extent you participate in such plans) after the Separation Date.

(f) Forfeiture and Repayment. You acknowledge that the amounts payable under the Policy, as set forth in this Section 2, including, without limitation, the Annual Cash Bonus, are subject to forfeiture and recoupment and may be cancelled without payment and/or a demand for repayment of any previously paid amounts may be made on the basis of any provision of the Company’s forfeiture and recoupment policies or on the basis of the circumstances described in Section III.B.(3) of the Policy.

3. Release and Discharge.

(a) In consideration of the Company’s obligations contained in Section 2 above and for other valuable consideration, you, for yourself, your heirs, dependents, legal representatives, executors, administrators and assigns, hereby release and forever discharge the Company and Parent, and their respective subsidiaries, affiliates and divisions, and each of their respective directors, officers, employees, shareholders, agents, administrators, trustees, employee benefit plans and assigns (in their official and individual capacities) (collectively, the “Released Parties”) from any and all claims, liabilities, causes of action, demands or rights of any kind (including without limitation for general, special or punitive damages, attorneys’ fees and expenses, and other compensation and/or equitable remedy), known or unknown, fixed or contingent, which have arisen at any time up to and including the date of execution of this Agreement, including, but not limited to, those arising during or in any manner out of your employment and the termination of your employment with the Company and anything else that may have happened up to and including the day you sign this Agreement (the “Claims”).

Without limiting the generality of the foregoing, this release and discharge is intended and shall release all Claims, including, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, vacation pay, bonuses, employee benefits, expenses, equity, severance, retirement or other benefits; breach of express or implied contract or promise; tort, harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; the federal WARN Act and similar state mini-WARN Acts; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Paid Family Leave Law,

New Jersey Equal Pay Act, New Jersey Civil Rights Act, New Jersey Administrative Code, New York State Human Rights Law, the New York City Human Rights Law, the New York Equal Pay Law, the New York Whistleblower Protection Law, the New York Law for the Protection of Persons with a Disability, the New York Military Family Leave Law, New York Administrative Code), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside.

(b) Notwithstanding the foregoing, the release and discharge set forth in Section 3(a) above shall not apply to (i) Claims for payments and benefits to which you are entitled under this Agreement, (ii) your vested benefits under the Company’s employee benefit plans, (iii) the Company’s and Parent’s ongoing obligations under the equity agreements between you and them, (iv) the Company’s obligations to indemnify you to the maximum extent permitted by the Company’s organizational documents and law and Section 12 of the Employment Agreement and (iv) any Claims that the law states may not be released.

(c) You agree that you have been paid and/or have received all compensation, wages, bonuses, benefits and/or leave (paid or unpaid), that are due to you and that no other compensation, wages, bonuses, benefits, expenses, fees and/or leave (paid or unpaid) are due to you, except as provided in this Agreement. You further represent that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or similar law and have been provided and/or have not been denied any reasonable accommodations under the Americans with Disabilities Act or similar law.

(d) You represent and agree that you have not filed, or caused to be filed, any lawsuits or complaints against any Released Party, including with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Released Parties, you agree, to the extent permitted by applicable law, not to sue any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any lawsuit or claim, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the date of your execution of this Release, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce the Agreement. This paragraph is not intended to affect your right to file a charge with and/or participate in an investigation or proceeding conducted by a governmental administrative agency (including without limitation the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or other federal, state or local governmental agency charged with the enforcement of any laws), although you agree that you are hereby waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.

(e) If you breach your promises set forth in this Section 3 and file a complaint or lawsuit based on what you released (which does not include the claims set forth in Section 3(b)), you agree to pay for all liabilities and costs incurred by the Released Parties, including reasonable attorney’s fees and costs, in defending against any such action to the extent permitted by law. In addition, the Company’s obligations to make the payments and provide the benefits under Section 2 above shall cease and the Company will be entitled to seek monetary damages, injunctive relief or any other available legal remedies.

4. Return of Company Property. No later than the Separation Date, you hereby covenant and agree that you will deliver to the Company all Company and Parent property and equipment in your possession or control, including, but not limited to, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, credit cards, papers, electronically stored information and documents kept or made by you in connection with your employment and you will not retain any copies thereof. You also represent that you have left intact all electronic Company and Parent documents or files, including those that you developed or helped develop. You are required to return all such property whether or not you sign this Agreement.

5. Restrictive Covenants. You understand and agree that as a condition for the payment to you of the severance benefits described in Section 2 above, you will comply in all material respects with the covenants contained in Sections 6 through 9 of the Employment Agreement.

6. Non-Disparagement; Cooperation; Reporting.

(a) You understand and agree that as a condition for payment to you of the consideration herein described, you will not at any time, except as may be required by law, engage in any form of conduct, or make any statements or representations that disparage or defame the Released Parties, or the Company’s or Parent’s products or services. The Company and the Parent (both limited to their respective directors and senior officers) agree that they will not at any time, except as may be required by law, engage in any form of conduct, or make any statements or representations that disparage or defame you.

(b) In addition, pursuant to Section III.B.(3) of the Policy, you understand and agree that from and after the Separation Date, you will cooperate with any reasonable request of the Company (i) in the defense or prosecution of any claims or actions that relate to events or occurrences that transpired while you were employed by the Company, and (ii) in connection with any investigation or review of any federal, state, or local regulator, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company will reimburse you for any reasonable out-of-pocket expenses incurred in connection with such cooperation. Your failure to satisfy your cooperation obligations may result in forfeiture of payments yet to be made pursuant to Section 2 above, and recoupment of payments already made.

(c) You acknowledge that Vitamin Shoppe Inc. is required to disclose information about you in its Annual Report on Form 10-K, its Proxy Statement and in any other report(s) required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

7. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

8. Applicable Law. This Agreement (and the Employment Agreement, notwithstanding Section 16 of the Employment Agreement) shall be governed by and construed in accordance with the internal laws of the state of New Jersey, without giving effect to any conflict of law provisions thereof.

9. Consent to Jurisdiction. You agree that any dispute, controversy or claim arising out of or in connection with this Agreement or relating to your employment or the termination of your employment (“Dispute”) that cannot be resolved by you and the Company will be submitted to and resolved by arbitration, in accordance with Section 23 of the Employment Agreement; provided, however, that such arbitration shall be conducted in Hudson County, New Jersey. If enforcement of the arbitration award is required or the Dispute is not covered by the Company’s arbitration policy (which includes the Company’s right to seek injunctive relief pursuant to Section 10 of the Employment Agreement), the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New Jersey located in Hudson County and/or the Federal courts of the United States of America located in Newark, New Jersey (collectively, the “Agreed Venue”) for resolution of any such Dispute and (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may be enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

10. Entire Agreement/Severability. This Agreement, Sections 6, 7, 8, 9, 10, 12, 13, 14 and 23 of the Employment Agreement (which are incorporated herein by reference and remain in full force and effect, as amended hereby), and your equity agreements and governing plans, constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in writing signed by both parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it will have no effect on the remainder of this Agreement which will remain in full force and effect; provided, however that if the release and discharge in Section 3 of this Agreement is declared illegal or unenforceable and cannot be modified to be enforceable, then the entire Agreement shall be null and void, including the obligation to provide the separation benefits described in Section 2, and to the extent already made, it shall be returned to the Company upon demand.

11. Periods for Review; Acceptance; and Revocation. You shall have twenty-one (21) days from the date you receive this Agreement to consider the terms of this Agreement (the “Review Period”). In order to receive the benefits and payments provided for by Section 2 of this Agreement, you must execute this Agreement prior to expiration of the Review Period and return it to the Company addressed to the General Counsel, at 300 Harmon Blvd., Secaucus, NJ 07982,

so that it is received any time on or before the expiration of the twenty-one (21) day Review Period. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel no later than the seventh (7th) day following the date you executed this Agreement. In the event you do not execute this Agreement before the expiration of the Review Period, or you revoke it during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in Section 2 of this Agreement will automatically be deemed null and void.

12. Voluntary Assent. By your signature on this Agreement, you affirm and acknowledge that:

(a) you have read this Agreement, and understand all of its terms, including the release and discharge of claims set forth in Section 3 above;

(b) you have voluntarily entered into this Agreement and that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement;

(c) the only consideration for signing this Agreement is as set forth herein and that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled;

(d) you have been given the opportunity and you have been advised by the Company to have this Agreement reviewed by your attorney and/or tax advisor; and

(e) you have been given up to twenty-one (21) days to consider and execute this Agreement and you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.

13. No Admission. Nothing contained in this Agreement, or the fact of its submission to you, will constitute or be construed as an admission of liability or wrongdoing by either party.

14. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

15. Taxes; Section 409A.

(a) All payments described in this Agreement will be subject to deduction for all required income and payroll taxes.

(b) It is intended that the payments provided for in this Agreement are intended to comply with, or be exempt from, the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The termination of your employment is intended to be a “separation of service” for purposes of Section 409A. Each individual payment of the separation payments described in Section 2 above shall be treated as a separate and distinct payment. In addition, any expense reimbursement under this Agreement will be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and you will be responsible for any and all applicable taxes.

16. Assignment. This Agreement may be assigned by the Company or Parent to an entity which is an affiliate, or to its successors and assigns. This Agreement may not be assigned by you.

VITAMIN SHOPPE, INC.

By:	/s/ David Kastin	January 29, 2016
Name:	David Kastin	Date
Title:	SVP, General Counsel

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/s/ David Kastin	January 29, 2016
Name:	David Kastin	Date
Title:	SVP, General Counsel

Agreed and Acknowledged:

/s/ Louis H. Weiss
Louis H. Weiss